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                                                                 EXHIBIT 23.16



                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]


CONSENT OF WASSERSTEIN PERELLA & CO., INC.


         We hereby consent to (i) the use of our opinion letter dated July 7, 1998 to the Special Committee of the board of Directors of Chancellor Media Corporation ("Chancellor Media"), included as Annex II to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a substantially wholly owned subsidiary of LIN Television Corporation with and into Chancellor Media, and (ii) the references to such opinion in such Proxy Statement/Prospectus. In providing such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



Wasserstein Perella & Co., Inc.

By:
    -------------------------
    Name:
    Title:

Date: